Exhibit 10.1
August 15, 2022

Re: Offer of Employment

Dear Christie:

It is my pleasure to extend an offer of employment with AdaptHealth Corp. The key terms of this employment offer are as follows:

1.Position. You are offered the position of Senior Vice President, Accounting reporting to the Chief Financial Officer with a start date of on or around October 1, 2022. As an employee of AdaptHealth, Corp., you will be expected to perform your duties and responsibilities in an ethical, professional, and diligent manner. You will also be expected to comply with all applicable laws and the Company’s policies and procedures, which may be amended from time to time. You will serve as a full-time employee of the Company.
2.Compensation.
a)Base Wages: You will be compensated at an annual salary of $300,000. This will be paid in accordance with the Company's applicable payroll practices and will be subject to applicable taxes and withholdings.
b)Performances Bonuses: At the sole discretion of the company, you will be eligible to participate in the following AdaptHealth’s management incentive bonus programs.

i.Annual Bonus: Your annual bonus target will be 40% of your base salary. Annual bonuses are based on company related fiscal goals and individual performance as outlined by your manager and are discretionary based on these factors. Your 2022 bonus will be guaranteed with a payout of $30,000 that will occur in March 2023. You must be actively employed at the time of bonus payout. Annual bonuses will be paid in accordance with our payroll cycle and will be subject to applicable taxes and withholdings.

ii.Executive Bonus Accelerator Program: Your annual bonus structure will be 50% payout if 90% EBITDA to Budgeted EBITDA achieved, 100% payout if 100% EBITDA to Budgeted EBITDA achieved, and 200% payout if 110% EBITDA to Budgeted EBITDA achieved. Threshold for any Executive Annual Bonus/Program is 90%.

c)Equity Compensation: Subject to the approval of the Company’s Compensation Committee, in connection with your employment with the Company, you shall receive an initial grant of restricted shares (the “Initial Restricted Stock Grant”) equal to (i) $125,000 divided by (ii) the volume-weighted average price of the Common Stock as reported by NASDAQ for the twenty (20) days immediately prior to the Grant Date (the “Grant Date VWAP”). The Initial Stock Grant shall vest thirty-three and one third (33.3%) percent on November 15, 2023, and thirty-three and one third (33.3%) on each anniversary of the Vesting Date thereafter. You must be an active employee at the time of vesting to receive this reward.

Annual Equity: Subject to the approval of the Company’s Compensation Committee, you will be eligible to participate in AdaptHealth’s Long-Term Equity Incentive Plan.

3.Benefits: As an employee of the Company, you will be eligible to participate in the Company’s employee benefit programs offered to full time employees beginning on your first day of the month following 31 days of service, including health insurance, and 401k plan.

4.Paid Time Off (PTO): In connection with your employment, you will be entitled to participate in the Company’s Results Driven PTO plan.

5.Reimbursement Expenses (if applicable): Reimbursable expenses include hotel, car rental, mileage, tolls, and parking. Our expense process is managed by Concur. You will receive your Concur account login information and instructions on our T&E policy.

6.Pre-employment screening: This offer is contingent upon discovery of no inappropriate findings as a result of a background checks which include criminal, NSO, OIG, and DMV (if applicable), credit records (if applicable), professional license verification (if applicable). Drug and occupational health screenings may also be conducted in conjunction with AdaptHealth’s Corporate policies. Offers are also contingent discovery of no negative results from drug and occupational health screenings. Your consent for the release of this background check information is mandatory, and we therefore request that you read and sign the Background Check Disclosure and Authorization form sent to you by EBI, our third-party background/screening administrator. In accordance with our company policies, consent to initial drug screening as well as to periodic random drug screening is also a condition of employment.
7.At-Will Employment: The employment offer is not a contract of employment. Your employment with the Company is "at will," meaning, that either you or the Company can terminate your employment at any time and for any reason, with or without cause, and with or without notice. Any contrary representations which may have been made to you are superseded by this offer. Although your job duties, title, compensation, and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.
8.Non-Solicitation. You agree that during the term of your employment by the Company and for the one (1) year period following the termination of such employment, for any reason, you will not, whether directly or indirectly, in any way for your own account or for the account of any other person, venture, firm, business, corporation or enterprise, directly or indirectly solicit, offer employment to, employ or engage in any capacity any employee, contractor or agent of the Company.
9.Confidential Information. You agree that you shall at no time, either during or after the term of your employment with the Company, utilize or disclose to any third party any of the “confidential information” of the Company, as defined below, other than as necessary in the course of the Company’s business and in the scope of your employment, or except upon the express written consent of the Company. You agree that the term “confidential information” constitutes trade secrets of the Company, not readily ascertainable from any other sources, and includes without limitation all technical and non-technical information, agreements, contracts, financial information, marketing plans and information, methods of doing business, pricing policies, gross profit and net profit margins, and customer lists of the Company.
We are very excited you have chosen to join the AdaptHealth team and look forward to your long-term success with our organization. Upon review and acceptance, please sign and return this letter to me via DocuSign. We look forward to your first day!

Sincerely,
/s/ Jennifer Spear
__________________________________________________
Jennifer Spear
Vice President, Head of Human Resources
AdaptHealth, Corp.

I have fully read and accept the terms set forth in this offer letter.

/s/ Christine E. Archbold                     8/23/2022
Christine E. Archbold                         Date

EXHIBIT A
RESTRICTIVE COVENANT AGREEMENT
As a condition of my becoming employed by, or continuing employment with, AdaptHealth LLC, a Delaware limited liability company (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
Section 1.Confidential Information.
a)Company Group Information. I acknowledge that, during the period of my employment with the Company (the “Employment Period”), I will have access to information about the Company and its direct and indirect parents, subsidiaries, and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without prior written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I may become acquainted during the Employment Period), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Restrictive Covenant Agreement (this “Agreement”).
b)Former Employer Information. I represent that my performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. During the Employment Period, I will not improperly make use of, or disclose, any developments, or confidential or proprietary information or material of any prior employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any prior employer or other third party, in violation of any lawful agreements with that prior employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain or is otherwise provided or developed by the Company.
c)Third Party Information. I understand that the Company Group has received and, in the future, may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group, Third Party Information without the express prior written consent of an officer of the Company and otherwise treat Third Party Information as Confidential Information.
d)Whistleblower: Defend Trade Secrets Act Disclosure.
i.In addition, I understand that nothing in this Agreement shall be construed to prohibit me from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) truthfully responding to or complying with a subpoena, court order, or other legal process, or (C) exercising any rights I may have under applicable labor laws to engage in concerted activity with other employees; provided however, that I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.
ii.I understand that the Defend Trade Secrets Act provides that I may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that I file a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
Section 2.Inventions.
a)No Prior Developments. By signing below, I represent that there are no developments, inventions, concepts, know-how, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations that I can demonstrate were created or owned by me prior to the commencement of the Employment Period, which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group and which are not assigned to the Company hereunder.

b)Assignment of Inventions. Without additional compensation, I agree to assign, and hereby do assign, to the Company all rights, title and interest throughout the world in and to all Inventions (as defined below) which I may solely or jointly conceive, create, invent, develop, modify, compile or reduce to practice, at any time during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Company IP Rights”). I understand that “Inventions” means inventions, concepts, know-how, developments, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations. I agree that I will promptly make full written disclosure to the Company of any Company IP Rights I participate in conceiving, creating, inventing, developing, modifying, compiling, or reducing to practice during the Assignment Period. I further acknowledge that, to the greatest extent permitted by applicable law, all Company IP Rights made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” for which I am, in part, compensated by my salary, unless regulated otherwise by law. If any Company IP Rights cannot be assigned, I hereby grant to the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicensable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after the Employment Period, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Company IP Rights. To the extent rights related to paternity, integrity, disclosure, and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.
c)Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company IP Rights made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.
d)Intellectual Property Rights. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Company IP Rights and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Company

IP Rights, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company IP Rights or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.
e)State Non-assignable Invention Exemptions. Solely to the extent that I (i) was or am an employee of the Company and (ii) was or am based in California, Illinois, Washington, Kansas or Minnesota or otherwise entitled to the benefits of the state statutes of California, Illinois, Washington, Kansas or Minnesota during the Employment Period, then, to the extent the assignment of Company IP Rights to the Company in this Section 2 can be construed to cover inventions excluded under the appropriate state statutes (including California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Sec. 2, Revised Code of Washington Section 49.44.140(1), Kansas Statute K.S.A. §44-130, and Minn. Stat. §181.78, each incorporated herein by reference), this Section 2 shall not apply to such inventions.
Section 3.Returning Company Group Documents.
I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, Third Party Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company and, if so requested, will certify in writing that I have fully complied with the foregoing obligation. I agree further that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Company information and then permanently delete and expunge such Company information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.
Section 4.Disclosure of Agreement.
As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity. I also consent to the notification of my prospective employer, partner, co-venturer, investor, or lender of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.
Section 5.Publicity.
I hereby consent to any and all uses and displays by the Company Group of my name, voice, likeness, image, appearance and biographical information in or in connection with any printed, electronic or digital materials, including, without limitation, any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during or after the Employment Period for all legitimate business purposes of the Company Group (the “Permitted Use”). I hereby forever release the Company Group and each of their respective current or former directors, officers, employees, shareholders, representatives, and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during or after the Employment Period in connection with any Permitted Use.
Section 6.Restrictions on Interfering.
a)Non-Competition. During the Restricted Period, I shall not, directly, or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities, within the United States or any other jurisdiction in which the Company Group is actively engaged in business.
b)Non-Interference. During the Restricted Period, I shall not, directly, or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.
c)Definitions. For purposes of this Agreement:
i.“Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the termination of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.
ii.“Competitive Activities” shall mean the business of owning and operating a durable medical equipment business or any other business activity that operates within one hundred (100) miles of any supplier location of the Company.
iii.“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group and who is or is likely to be in possession of Confidential Information to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group.

iv.“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
v.“Restricted Period” shall mean the period commencing on the date hereof and ending on the twelve (12) month anniversary of such date of termination.
d)Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from the Company. However, my obligations under this subsection (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.
Section 7.Reasonableness of Restrictions.
I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of the Employment Period and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.
Section 8.Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
Section 9.Injunctive Relief.
I expressly acknowledge that, because my services are personal and unique and because I will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group for which monetary damages would not be an adequate remedy. Therefore, I hereby agree that, in addition to any other right or remedy that may be available to the Company in law or in equity, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.
Section 10.Cooperation.
I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
Section 11.General Provisions.
a)Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, AND WAIVE ANY RIGHT TO TRIAL BY JURY, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT.
b)Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.
c)No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.
d)Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction.
e)Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.
*    *    *
I, Christie Archbold, have executed this Restrictive Covenant Agreement on the date set forth below:
Date: August 23, 2022
/s/ Christine E. Archbold
(Signature)
Christine E. Archbold
(Type/Print Name)